Exhibit 99.a

CERTIFICATE OF TRUST

OF

SOURCE CAPITAL

The undersigned, a trustee of Source Capital (the “Trust”), desiring to form a statutory trust pursuant to the Delaware Statutory Trust Act (Title 12 of the Delaware Code) § 3810, hereby certifies as follows:

1.	The name of the statutory trust is Source Capital.

2.	The business address of the registered office of the Trust is 1209 Orange Street, Wilmington, DE 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.	Pursuant to §3807(b) of the Delaware Statutory Trust Act, notice is hereby given that the Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of beneficial interests.

4.	Series Trust. The Trust may issue series of beneficial interests, having separate rights, powers or duties with respect to property or obligations of the Trust, as provided in §§3804 and 3806(b)(2) of the Delaware Statutory Trust Act, such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series, and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of this 29th day of May, 2024.

/s/ Rita Dam
By: Rita Dam
Title: Trustee